PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO.  333-43766



                             [SOFTWARE HOLDRS LOGO]



                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                           Share         Primary
                      Name of Company                       Ticker        Amounts    Trading Market
         ------------------------------------------         ------        -------    --------------
         Adobe Systems Incorporated                          ADBE            6           NASDAQ
         BMC Software, Inc.                                  BMC             7            NYSE
         Check Point Software Technologies Ltd.              CHKP            6           NASDAQ
         Computer Associates International, Inc.              CA            17            NYSE
         Intuit Inc.                                         INTU            6           NASDAQ
         Macromedia, Inc.                                    MACR            1           NASDAQ
         Mercury Interactive Corporation                     MERQ            2           NASDAQ
         Micromuse Inc.                                      MUSE            2           NASDAQ
         Microsoft Corporation                               MSFT           30           NASDAQ
         Nuance Communications, Inc.                         NUAN            1           NASDAQ
         Openwave Systems Inc.(1)                            OPWV          .6667         NASDAQ
         Oracle Corporation                                  ORCL           24           NASDAQ
         Peoplesoft, Inc.                                    PSFT            8           NASDAQ
         SAP AG-preference shares *                          SAP            16            NYSE
         Sapient Corporation                                 SAPE            3           NASDAQ
         Siebel Systems, Inc.                                SEBL            8           NASDAQ
         TIBCO Software Inc.                                 TIBX            5           NASDAQ
         Veritas Software Corporation                        VRTS            7           NASDAQ

         --------------------------------------
         (1) Openwave Systems Inc. announced a 1-for-3 reverse stock split on its common stock effective as of October 22, 2003. As of October 24, 2003, the share amount of Openwave Systems Inc. represented by a round lot of 100 Software HOLDRS is .6667.

         *The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.